Exhibit 10.2

PERRIGO COMPANY PLC

RESTRICTED STOCK UNIT AWARD AGREEMENT

(PERFORMANCE-BASED)

(Under the Perrigo Company plc 2019 Long-Term Incentive Plan)

TO:	Participant Name

RE:	Notice of Restricted Stock Unit Award (Performance-Based)

This is to notify you that Perrigo Company plc (the “Company”) has granted you an Award under the Perrigo Company plc 2019 Long-Term Incentive Plan (the “Plan”), effective as of Grant Date (the “Grant Date”). This Award consists of performance-based restricted stock units. The terms and conditions of this incentive are set forth in the remainder of this agreement (including any special terms and conditions set forth in any appendix for your country (“Appendix”) (collectively, the “Agreement”). The capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms under the Plan.

SECTION 1

Restricted Stock Units – Performance-Based Vesting

1.1 Grant. As of the Grant Date, and subject to the terms and conditions of this Agreement and the Plan, the Company grants to you Number of Awards Granted performance-based restricted stock units (“PSUs”). The number of PSUs awarded in this Section 1.1 is referred to as the “Target Award.” The Target Award may be increased or decreased depending on the level of attainment of Performance Goals for designated Performance Measures as described in Section 1.2. Each PSU shall entitle you to one ordinary share of the Company, nominal value €0.001 per share (“Ordinary Share”) on the applicable PSU Vesting Date set forth in Section 1.2, provided the applicable Performance Goals for each Performance Measure are satisfied.

1.2 Vesting. Up to one-third (1/3) of the number of PSUs awarded in Section 1.1 shall be eligible to vest with respect to each Performance Period as of the applicable PSU Vesting Date. That number will be determined based on the level of attainment of annual Performance Measure(s) for such Performance Period, in accordance with the schedule determined by the Committee at the time the Performance Measures and applicable Performance Goals are established by the Committee.

The Committee shall establish annually one or more Performance Measures and the Performance Goals with respect to each Performance Measure that must be attained for Threshold, Target and Maximum performance for a Performance Period. The Performance Measure and Performance Goals for each Performance Period will be provided to you.

Following the end of each Performance Period, the Committee will determine the percentage of Target Award PSUs that will be payable for such Performance Period, based on the attainment of the Performance Goals for each Performance Measure(s) established by the Committee for that Performance Period. The percentage of the Target Award that will be payable under the schedule shall be adjusted, pro rata, to reflect the attained performance between Threshold and Target, and Target and Maximum.

At the end of each Performance Period, the percentage payout for the applicable Performance Period will determine the actual percentage of Target Award PSUs that will vest and be payable on the applicable PSU Vesting Date. In no event will the calculation of a positive payout percentage for any Performance Period be construed to guarantee that any PSUs will vest on the PSU Vesting Date.

Except as provided in Section 1.4, the PSUs eligible to vest with respect to a Performance Period will be permanently forfeited if your Termination Date occurs prior to the PSU Vesting Date for that Performance Period. If the annual performance payout for the Performance Period is less than the Threshold performance level established by the Committee, all PSUs that are eligible to vest for that Performance Period which have not previously been forfeited shall be forfeited as of the PSU Vesting Date for that Performance Period. If the annual performance payout for the Performance Period exceeds the Maximum performance level established by the Committee, in no event will the number of PSUs vesting for such Performance Period exceed 200% of the Target Award.

1.3 Definitions. The following terms shall have the following meanings under this Section 1.

(a) “Performance Goal” means the level of performance that must be attained with respect to a Performance Measure for a Performance Period for Minimum, Target and Maximum payout.

(b) “Performance Measure” for any Performance Period means one or more financial measures, as determined by the Committee. The Committee shall provide how the Performance Measure will be adjusted, if at all, as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction.

(c) “Performance Period” means each of (i) the First Performance Period, which begins on the first day of the fiscal year of the Company in which the Grant Date occurs and ends on the last day of such fiscal year, (ii) the Second Performance Period, which begins on the first day of the fiscal year immediately following the end of the First Performance Period and ends on the last day of such fiscal year, and (iii) the Third Performance Period, which begins on the first day of the fiscal year immediately following the end of the Second Performance Period and ends on the last day of such fiscal year.

(d) “PSU Vesting Date” means the last day of each Performance Period.

(e) “Separation for Good Reason” means your voluntary resignation from the Company and the existence of one or more of the following conditions that arose without your consent: (i) a material change in the geographic location at which you are required to perform services, such that your commute between home and your primary job site increases by more than 30 miles, or (ii) a material diminution in your authority, duties or responsibilities or a material diminution in your base compensation or incentive compensation opportunities; provided, however, that a voluntary resignation from the Company shall not be considered a Separation for Good Reason unless you provide the Company with notice, in writing, of your voluntary resignation and the existence of the condition(s) giving rise to the separation within 90 days of its initial existence. The Company will then have 30 days to remedy the condition, in which case you will not be deemed to have incurred a Separation for Good Reason. In the event the Company fails to cure the condition within the 30 day period, your Termination Date shall occur on the 31st day following the Company’s receipt of such written notice.

(f) “Termination without Cause” means the involuntary termination of your employment or contractual relationship by the Company without Cause, including, but not limited to, (i) a termination effective when you exhaust a leave of absence during, or at the end of, a notice period under the Worker Adjustment and Retraining Notification Act (“WARN”), and (ii) a situation where you are on an approved leave of absence during which your position is protected under applicable law (e.g., a leave under the Family Medical Leave Act), you return from such leave, and you cannot be placed in employment or other form of contractual relationship with the Company.

1.4 Special Vesting Rules. Notwithstanding Section 1.2 above, if your Termination Date occurs by reason of a Termination without Cause or a Separation for Good Reason on or after a Change in Control (as defined in the Plan and as such definition may be amended hereafter) and prior to the two (2) year anniversary of the Change in Control, all of the PSUs awarded under Section 1.1 that have not previously been forfeited shall become fully vested as if Target performance had been obtained for the Performance Period effective as of your Termination Date. If your Termination Date occurs because of death, Disability, or Retirement, the PSUs shall vest or be forfeited as of the PSU Vesting Dates set forth in Section 1.2, based on the attainment of the performance goals. If your Termination Date occurs in the 24-month period preceding the PSU Vesting Date for the Third Performance Period because of an Involuntary Termination for Economic Reasons, all of the PSUs awarded hereunder shall vest or be forfeited as of the dates set forth in Section 1.2, depending on the attainment of Performance Goals; provided, however, that if your Termination Date occurs for a reason that is both described in this sentence and in the first sentence of this Section 1.4, the special vesting rules described in the first sentence of this Section 1.4 shall apply in lieu of the vesting rules described in this sentence. If your Termination Date occurs by reason of a Termination without Cause (including, for the avoidance of doubt, a Termination Date occurring by reason of the Company’s non-renewal of your employment agreement) or a Separation for Good Reason, all of the PSUs awarded hereunder shall vest or be forfeited as of the PSU Vesting Date set forth in Section 1.2, depending on the attainment of Performance Goals; provided, however, that if your Termination Date occurs for a reason that is both described in this sentence and in the first sentence of this Section 1.4, the special vesting rules described in the first sentence of this Section 1.4 shall apply in lieu of the vesting rules described in this sentence.

1.5 Settlement of PSUs. As soon as practicable following the date of the Committee’s first regularly scheduled meeting following the last day of the Performance Period at which the Committee certifies the payout for the Performance Period (or, if earlier, the date on which the PSUs become vested pursuant to the special vesting rules described in Section 1.4), the Company shall transfer to you one Ordinary Share for each PSU, if any, that becomes vested pursuant to Section 1.2 or 1.4 of this Agreement (the date of any such transfer shall be the “settlement date” for purposes of this Agreement); provided, however, the Company in its discretion may settle PSUs in cash, based on the fair market value of the shares on the vesting date. No fractional shares shall be transferred. Any fractional share shall be rounded to the nearest whole share. The income attributable to the vesting of PSUs and the amount of any required tax withholding will be determined based on the value of the shares on the settlement date. PSUs are not eligible for dividend equivalents.

SECTION 2

General Terms and Conditions

2.1 Nontransferability. The Award under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.

2.2 No Rights as a Stockholder. You shall not have any rights as a stockholder with respect to any Ordinary Shares subject to the PSU awarded under this Agreement prior to the date of issuance to you of a certificate or certificates for such shares.

2.3 Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.

2.4 Award Subject to Plan. The granting of the Award under this Agreement is being made pursuant to the Plan and the Award shall be payable only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.

2.5 Adjustments in Event of Change in Ordinary Shares. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to Award under this Agreement will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you.

2.6 Acknowledgment. The Company and you agree that the PSUs are granted under and governed by the Notice of Grant, this Agreement (including the Appendix, if applicable) and by the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of each of the foregoing documents, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the PSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

2.7 Taxes and Withholding.

(a) Withholding (Only Applicable to Individuals Subject to U.S. Tax Laws). This Award is subject to the withholding of all applicable taxes. The Company may withhold, or permit you to remit to the Company, any Federal, state or local taxes applicable to the grant, vesting or other event giving rise to tax liability with respect to this Award. If you have not remitted the full amount of applicable withholding taxes to the Company by the date the Company is required to pay such withholding to the appropriate taxing authority (or such earlier date that the Company may specify to assist it in timely meeting its withholding obligations), the Company shall have the unilateral right to withhold Ordinary Shares relating to this Award in the amount it determines is sufficient to satisfy the tax withholding required by law. State taxes will be withheld at the appropriate rate set by the state in which you are employed or were last employed by the Company. In no event may the number of shares withheld exceed the number necessary to satisfy the maximum Federal, state and local income and employment tax withholding requirements. You may elect to surrender previously acquired Ordinary Shares or to have the Company withhold Ordinary Shares relating to this Award in an amount sufficient to satisfy all or a portion of the tax withholding required by law.

(b) Responsibility for Taxes (Only Applicable to Individuals Subject to Tax Laws Outside the U.S.). Regardless of any action the Company or, if different, the Affiliate employing or retaining you takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Affiliate employing or retaining you. You further acknowledge that the Company and/or the Affiliate employing or retaining you (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the PSU Grant Date and the date of any relevant taxable event, as applicable, you acknowledge that the Company and/or the Affiliate employing or retaining you (or formerly employing or retaining you, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(1) Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Affiliate employing or retaining you to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Affiliate employing or retaining you, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(A) withholding from your wages or other cash compensation paid to you by the Company and/or the Affiliate employing or retaining you; or

(B) withholding from proceeds of the sale of Ordinary Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(C) withholding in Ordinary Shares to be issued upon settlement of the PSUs.

(2) To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Ordinary Shares, for tax purposes, you are deemed to have been issued the full number of Ordinary Shares subject to the vested PSUs, notwithstanding that a number of the Ordinary Shares are held back solely for the purpose of paying the Tax-Related Items.

(3) Finally, you shall pay to the Company or the Affiliate employing or retaining you any amount of Tax-Related Items that the Company or the Affiliate employing or retaining you may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares or the proceeds of the sale of Ordinary Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

2.8 Compliance with Applicable Law. The issuance of Ordinary Shares will be subject to and conditioned upon compliance by the Company and you, including any written representations, warranties and agreements as the Administrator may request of you for compliance with all (i) applicable U.S. state and federal laws and regulations, (ii) applicable laws of the country where you reside pertaining to the issuance or sale of Ordinary Shares, and (iii) applicable requirements of any stock exchange or automated quotation system on which the Company’s Ordinary Shares may be listed or quoted at the time of such issuance or transfer. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any Ordinary Shares under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

2.9 Short Term Deferral (Only Applicable to Individuals Subject to U.S. Federal Tax Laws). PSUs payable under this Agreement are intended to be exempt from Code Section 409A under the exemption for short-term deferrals. Accordingly, PSUs will be settled no later than the 15th day of the third month following the later of (i) the end of the Employee’s taxable year in which the vesting date occurs, or (ii) the end of the fiscal year of the Company in which the vesting date occurs.

2.10 Data Privacy.

(a) U.S. Data Privacy Rules (Only Applicable if this Award is Subject to U.S. Data Privacy Laws). By entering into this Agreement and accepting this Award, you (a) explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understand that the Company may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and details of all awards or entitlements to Shares granted to you under the Plan or otherwise (“Personal Data”), (c) understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued upon vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country, (d) waive any data privacy rights you may have with respect to the data, and (e) authorize the Company, its Affiliates and its agents, to store and transmit such information in electronic form.

(b) Non-U.S. Data Privacy Rules (Only Applicable if this Award is Subject to Data Privacy Laws Outside of the U.S.)

(1) By entering into this Agreement and accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other PSU grant materials by and among, as applicable, the Affiliate employing or retaining you, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(2) You understand that the Company and the Affiliate employing or retaining you may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all PSUs or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(3) You understand that Data will be transferred to legal counsel or a broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country of residence. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local or Company human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local or Company human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local or Company human resources representative.

2.11 Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.

2.12 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable Code provisions to the maximum extent possible and otherwise by the laws of the State of Michigan without regard to principals of conflict of laws, provided that if you are a foreign national or employed outside the United States, this Agreement shall be governed by and construed and enforced in accordance with applicable foreign law to the extent that such law differs from the Code and Michigan law. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof.

2.13 Forfeiture of PSUs. If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) if your incentive or equity-based compensation is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, or (b) the Committee determines you either knowingly engaged in or failed to prevent the misconduct, or your actions or inactions with respect to the misconduct and restatement constituted gross negligence, you shall (i) be required to reimburse the Company the amount of any payment relating to any PSUs earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) all outstanding PSUs that have not yet been settled shall be immediately forfeited. In addition, Ordinary Shares acquired under this Agreement, and any gains or profits on the sale of such Ordinary Shares, shall be subject to any “clawback” or recoupment policy later adopted by the Company.

2.14 Special Rules for Non-U.S. Grantees (Only Applicable if You Reside Outside of the U.S.)

(a) Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan.

(2) the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of the PSUs, even if PSUs have been granted repeatedly in the past;

(3) all decisions with respect to future PSU grants, if any, will be at the sole discretion of the Company;

(4) you are voluntarily participating in the Plan;

(5) the PSUs and the Ordinary Shares subject to the PSUs are an extraordinary item and which is outside the scope of your employment or service contract, if any;

(6) the PSUs and the Ordinary Shares subject to the PSUs are not intended to replace any pension rights or compensation;

(7) the PSUs and the Ordinary Shares subject to the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Affiliate employing or retaining you or any other Affiliate;

(8) the grant and your participation in the Plan will not be interpreted to form an employment or service contract with the Company or any Affiliate;

(9) the future value of the underlying Ordinary Shares is unknown, indeterminable and cannot be predicted with certainty;

(10) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from your Termination Date (for any reason whatsoever, whether or not later found to be invalid and whether or not in breach of employment laws in the jurisdiction where you are employed or rendering services, or the terms of your employment agreement, if any), and in consideration of the grant of the PSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Affiliate employing or retaining you, waive your ability, if any, to bring any such claim, and release the Company and the Affiliate employing or retaining you from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(11) you acknowledge and agree that neither the Company, the Affiliate employing or retaining you nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the currency of the country in which you reside and the United States Dollar that may affect the value of the PSUs or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any Ordinary Shares acquired upon settlement.

(b) Appendix. Notwithstanding any provisions in this Agreement, the PSU grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with laws of the country where you reside or to facilitate the administration of the Plan. If you relocate to the United States, the special terms and conditions in the Appendix will apply, or cease to apply, to you, to the extent the Company determines that the application or otherwise of such provisions is necessary or advisable in order to facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

(c) Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any Ordinary Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws of the country where you reside or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

2.15 Noncompetition and Nonsolicitation.

(a) Noncompetition. During your employment with the Company and its Affiliates and for a twelve (12) month period following your Termination Date (the “Restricted Period”), you shall not (i) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Person that conducts a business that is in competition with a business conducted by the Company or any of its Affiliates anywhere in the world except where prohibited by local law. For purposes hereof, conducting a business that is in competition with a business conducted by the Company or any of its Affiliates shall include the sale, manufacture, distribution or research and development of any product or service that is similar to a product or service sold, distributed, marketed or being researched or developed (including through a joint venture or investment in another entity) by the Company or any of its Affiliates, including store brand and value brand OTC drug or nutritional products, extended topical generic prescription pharmaceutical products, infant nutrition products, oral care products, and any other product or products that the Company or an Affiliate is marketing or actively planning to market during your employment with the Company and during the one-year period following your Termination Date. If there is a completed sale, transfer or other disposition of the Perrigo Prescription Pharmaceutical business during the Restricted Period, this Section 2.15(a) will not apply to the Perrigo Prescription Pharmaceutical business. Notwithstanding the foregoing, nothing in this provision shall prevent you from passively owning two percent (2%) or less of the outstanding securities of any class of any company listed on a national securities exchange or quoted on an automated quotation system. You may make a written request in writing to the CHRO of the Company for an exception to this Section 2.15(a) and such exception will not be unreasonably withheld.

(b) Nonsolicitation of Service Providers. During your employment with the Company and its Affiliates and for the duration of the Restricted Period, you shall not, directly or indirectly, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee or consultant of the Company or any of its Affiliates, (ii) solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or (iii) interfere with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its Affiliates except where prohibited by local law.

(c) Nonsolicitation of Clients. During your employment with the Company and its Affiliates and for the duration of the Restricted Period, you shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its Affiliates (collectively, “Clients”) to cease doing business with the Company or any such Affiliate, (ii) divert all or any portion of a Client’s business with the Company to any competitor of the Company or any such Affiliate, or (iii) in any way interfere with the relationship between any Client, on the one hand, and the Company or any such Affiliate, on the other hand except where prohibited by local law.

(d) Remedies and Injunctive Relief. You acknowledge that a violation by you of any of the covenants contained in this Section 2.15 would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, the Company and its Affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 2.15 in addition to any other legal or equitable remedies it may have. In addition, in the event of your Willful Restrictive Covenant Breach (as defined in this Section 2.15), (i) all of your rights under this Agreement, whether or not vested, shall terminate immediately, and (ii) any Shares, cash or other property paid or delivered to you pursuant to this Agreement shall be forfeited and you shall be required to repay such Shares, cash or other property to the Company, no later than thirty (30) calendar days after the Company makes demand to you for repayment. For purposes of this Agreement, “Willful Restrictive Covenant Breach” means your material breach of any of the covenants set forth in this Section 2.15 which you knew, or with due inquiry, should have known, would constitute such a material breach. The preceding sentences of this Section 2.15 shall not be construed as a waiver of the rights that the Company and its Affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which you are in violation of the provisions of Section 2.15(a), (b) or (c), as applicable. In the event that a court of competent jurisdiction determines that any provision of this Section 2.15 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 2.15 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(e) Acknowledgments.

(1) You acknowledge that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. You acknowledge that the Company and its Affiliates have a legitimate business interest in and right to protect its goodwill and employee, customer and other relationships, and that the Company and its Affiliates could be seriously damaged by the loss or deterioration of its employee, customer and other relationships. You further acknowledge that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company and its Affiliates to the extent permitted by law.

(2) In light of the foregoing acknowledgments, you agree that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. You further acknowledge that, although your compliance with the covenants contained in this Agreement may prevent you from earning a livelihood in a business similar to the business of the Company and its Affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for you and your dependents.

(3) In light of the acknowledgements contained in this Section 2.15, you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, you contained in this Section 2.15.

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We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award.

Very truly yours,

/s/ Orlando Ashford
Orlando Ashford
Chairman of the Board